Exhibit 10.1

Execution Version

CREDIT AGREEMENT (CUSTOMER ORDERS)

Dated as of December 15, 2025

among

WORKHORSE GROUP INC.,
as Borrower,

Certain Subsidiaries of WORKHORSE GROUP INC.,
as Guarantors,

and

MOTIVE GM HOLDINGS II LLC,
as Lender

i

TABLE OF CONTENTS
(cont’d)

TABLE OF CONTENTS
(cont’d)

SCHEDULES

2.07	Commitment Fees
5.10	ERISA Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.13	Post-Closing Matters
7.01(c)	Existing Liens
7.04(b)	Existing Indebtedness
7.05(c)	Existing Investments
7.06	Transactions with Affiliates
8.01(p)	Specified Litigation
10.02	Lender’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Guarantor Joinder

CREDIT AGREEMENT (CUSTOMER ORDERS)

This CREDIT AGREEMENT (CUSTOMER ORDERS) (this “Agreement”) is entered into as of December 15, 2025, among WORKHORSE GROUP INC., a Nevada corporation (“Borrower”), each Subsidiary of Borrower party hereto from time to time (collectively, the “Guarantors” and, individually, a “Guarantor”), and MOTIVE GM HOLDINGS II LLC (“Lender”).

PRELIMINARY STATEMENTS:

WHEREAS, Borrower has requested that Lender make Loans to Borrower, from time to time, in the aggregate principal amount of up to $40,000,000, the proceeds of which will be used by Borrower and its Subsidiaries to fund vehicle manufacturing in connection with Qualified Purchase Orders, all subject to the terms and conditions contained herein;

WHEREAS, each Guarantor is a direct or indirect Subsidiary of Borrower and each Guarantor will obtain benefits from Lender making such Loans to Borrower; and

WHEREAS, as a condition precedent to Lender making such Loans to Borrower, Lender has requested that each of the Borrower and the Guarantors enter into this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Terms” means terms and conditions related to the purchase of vehicles previously approved by Lender as acceptable to support a Qualified Purchase Order.

“Account Debtor” means any Person who may become obligated to another Person under, with respect to, or on account of, an Account, Chattel Paper or General Intangible.

“Accounts” means all “accounts,” as such term is defined in the UCC, in which any Person now or hereafter has rights, including all rights to payment for goods sold or leased, or for services rendered.

“Advance Rate” means a percentage of the per-vehicle purchase price for the Specified Vehicles specified in a Qualified Purchase Order, which amount will be determined by Borrower but will not exceed 70% of the purchase price for such Specified Vehicles without Lender’s consent (which may be by e-mail).

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affiliate” means when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, the term “Affiliate” shall also include any Person that directly or indirectly owns 10.00% or more of any class of the Equity Interests of the Person specified or that is an officer or director of the Person specified; provided further that, notwithstanding the foregoing, neither Lender nor any affiliate or managed fund of Lender shall be deemed an “Affiliate” of the Borrower or any of its Subsidiaries for purposes of the Loan Documents.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means any and all laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” means any and all applicable laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, and money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means, (i) if the Applicable Rate is Term SOFR, 5.00% per annum, (ii) if the Applicable Rate is the Prime Rate, 2.50% per annum and (iii) if the Applicable Rate is a benchmark other than Term SOFR or the Prime Rate, 5.00% or such other margin as Lender and Borrower mutually agree in writing (which may be by e-mail).

“Applicable Rate” means Term SOFR; provided, that, if Term SOFR is unavailable pursuant to Section 2.13 or 2.14, the Applicable Rate shall be the Prime Rate or such other benchmark as Lender and Borrower mutually agree in writing (which may be by e-mail).

“Approved Control Agreement” has the meaning specified in the Security Agreement.

“Availability” means, on any day (a) the Line Cap minus (b) the Total Outstandings, in each case determined as of such day.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of Lender to make Loans pursuant to Section 8.02.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, and any successor statute or other similar law of any jurisdiction including, without limitation, the Enterprise Act 2002 and any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” has the meaning specified in Section 6.18(e)(ii).

“Blocked Person” has the meaning specified in Section 5.25(b).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a simultaneous borrowing of Loans made by Lender pursuant to Section 2.01.

“Borrowing Base” means, as of the date of determination, the sum of (a) an amount equal to the aggregate amount of (i) the per-vehicle purchase price for each Specified Vehicle that has not been delivered to the applicable Customer, multiplied by (ii) the applicable Advance Rate for such Specified Vehicle plus (b) the aggregate amount of Discretionary Tranches then outstanding.

“Budget” means, with respect to any fiscal period, the budget of Borrower and its Subsidiaries delivered pursuant to Section 6.01(i) for such period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in, “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower; provided that Capital Expenditures shall not include any expenditure that Lender agrees in writing (including by e-mail) shall be excluded.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases (other than any Sale-Leaseback Lease).

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Flow Credit Agreement” means the Credit Agreement (Cash Flow) dated as of the Closing Date, by and among the Loan Parties and the Cash Flow Lender, as amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time.

“Cash Flow Facility Documents” means the Cash Flow Credit Agreement and any related guarantees, collateral documents, instruments and agreements in connection with the Cash Flow Credit Agreement, in each case, as amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time.

“Cash Flow Lender” means Motive GM Holdings II LLC, in its capacity as lender under the Cash Flow Credit Agreement, together with its successors and permitted assigns in such capacity.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any (i) Person or (ii) Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act) of 35% or more of the voting interests in the Equity Interest of Borrower, in each case, on a fully diluted basis, in each case, except in connection with the PIPE on the PIPE Closing Date and as otherwise agreed by Lender in writing (which may be by e-mail);

(b) Borrower shall cease, directly or indirectly, to own and control, beneficially and of record 100.00% of the issued and outstanding Equity Interests of its Subsidiaries, except as permitted by Section 7.02; or

(c) a change of control or similar event shall occur as provided in any other credit agreement, indenture or other agreement governing Indebtedness of Borrower or any of its Subsidiaries.

“Chattel Paper” has the meaning specified in the UCC as in effect from time to time.

“Closing Date” means December 15, 2025.

“Closing Date Financial Statements” means, collectively, the Company Financial Statements, the Company Balance Sheet, the Company Interim Financial Statements and the Parent SEC Documents, each, as defined in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Security Agreement; provided that in no event shall the Collateral include any Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Approved Control Agreements, the collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements, account control agreements or other similar agreements delivered to Lender pursuant to Section 6.09, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of Lender.

“Commitment” means the obligation of Lender to make Loans to Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed $40,000,000 or such greater amount as Lender may agree in writing (including via e-mail) in its sole discretion.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Note Holder” means Motive GM Holdings II LLC, in its capacity as holder of the Convertible Note, together with its successors and permitted assigns in such capacity.

“Convertible Note” means the Amended and Restated Subordinated Convertible Note dated as of the Closing Date, issued by Borrower in favor of the Convertible Note Holder, as amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time.

“Convertible Note Documents” means the Convertible Note and any related guarantees, collateral documents, instruments and agreements in connection with the Convertible Note, in each case, as amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Customer” means the purchaser under the applicable Qualified Purchase Order.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, winding-up, dissolution, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), composition, compromise, assignment, examinership, suspension of payments, arrangement with creditors or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate per annum equal to the Applicable Rate plus the Applicable Margin plus 2% per annum.

“Deposit Account” means a “deposit account” as such term is defined in the UCC.

“Discretionary Tranche” has the meaning specified in Section 2.02(f).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale-Leaseback Transaction but excluding any casualty or condemnation) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, other than (i) inventory sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued) and (ii) asset sales permitted by Section 7.02 (other than clauses (a)(i) and (a)(ii) thereof).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise;

(b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part;

(c) provides for the scheduled payments or dividends in cash; or

(d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Electronic Signature” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in a Loan Party’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, Adverse Proceedings, suits, demands, demand letters, claims, liens, notices of noncompliance, liability or violation, investigations and/or adjudicatory proceedings alleging or asserting liability or obligations under any Environmental Law or any Permit issued, or any approval given, under any such Environmental Law (as used in this definition, “Claims”), including:

(a) any and all Claims by Governmental Authorities with respect to any Environmental Liability or otherwise for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(b) any and all Claims by any third party with respect to any Environmental Liability or otherwise seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to any Environmental Law or to an alleged injury to human health or safety or the environment due to the presence or Release of or exposure to Hazardous Materials.

“Environmental Laws” means all federal, state, local and foreign laws (including statutory and common law), treaties, regulations, rules, ordinances, codes, injunctions, judgments, governmental requirements, orders (including consent orders), Permits, and agreements with any Governmental Authority in each case, relating to pollution or the protection of the indoor or outdoor environment or natural resources, human health and safety as related to use or exposure to Hazardous Materials, or the presence, Release of or exposure to Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any Hazardous Materials, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); and the Oil Pollution Act of 1990 (33 U.S.C. 2702 et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any applicable transfer of ownership notification or approval statutes.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, indemnities, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether known or unknown, actual or potential, vested or unvested, or contingent or otherwise, arising out of or relating to:

(a) any Environmental Law;

(b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any Hazardous Materials;

(c) exposure to any Hazardous Materials; or

(d) the presence or Release of any Hazardous Materials whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Equipment” means all “equipment,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase, subscription or otherwise acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business that for purposes of Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code is or was, at any relevant time treated as a single employer with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by the applicable regulation);

(b) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);

(c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA);

(e) the termination, or the filing of a notice of intent to terminate, or treatment of a plan amendment as a termination of any Plan under Section 4041 or 4041A of ERISA;

(f)   the institution of proceedings by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan (or the receipt by any Loan Party or any of its ERISA Affiliates of any notice thereof or the occurrence of any event or condition which would constitute grounds therefor);

(g) a withdrawal by any Loan Party or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations at a facility of any Loan Party or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA;

(h) the occurrence of any event or condition which could reasonably be expected to result in (i) the imposition of a lien on the assets of any Loan Party under Section 430(k) of the Code, Section 303(k) or 4068 of ERISA, (ii) any liability to a Loan Party or ERISA Affiliate under Section 4069 or 4212(c) of ERISA or (iii) the requirement that any Loan Party or ERISA Affiliate furnish a bond or security to the PBGC or a Plan;

(i) the complete or partial withdrawal by any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan, the receipt by any Loan Party or any of its ERISA Affiliates of any notice imposing, or the imposition of, Withdrawal Liability with respect to a Multiemployer Plan or a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 3045 of ERISA); or

(j) the failure to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) with respect to any Plan (whether or not waived), or a failure of any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; or

(k) the occurrence of a non-exempt “prohibited transaction” with respect to any Plan (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or with respect to which any Loan Party could otherwise be liable.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Accounts” has the meaning specified in Section 6.18(e)(ii).

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes imposed on or with respect to a Recipient, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, the Lender’s Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a foreign Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to a payment pursuant to this Agreement pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment or (ii) such Recipient changes the applicable Lender’s Office, except in each case to the extent that, pursuant to Section 3.01(a)(i) or (c), amounts with respect to such Taxes were payable to Lender immediately before it changed the Lender’s Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) (other than as a result of a change in Law), after notice from Borrower and a reasonable opportunity to cure, and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing First Lien Notes” means the certain Senior Secured Convertible Notes issued to the noteholders under and pursuant to that certain securities purchase agreement dated as of March 15, 2024, by Borrower, U.S. Bank Trust Company, National Association as trustee and Horsepower Management LLC as agent.

“Extraordinary Expenses” means all costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), the Loan Documents, or the Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances may include transfer fees, Other Taxes, storage fees, insurance costs, Permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business in respect of proceeds of insurance and condemnation awards (and payments in lieu thereof) (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of representations and warranties insurance); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance to the extent that such proceeds are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Fair Market Value” means with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than Permitted Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Full Payment” means, with respect to any Obligations, the full cash payment thereof (other than unasserted contingent indemnity claims), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America subject to the terms of Section 1.03.

“General Intangibles” has the meaning specified in the UCC as in effect from time to time.

“Global Intercompany Note” means that certain Global Intercompany Note, dated as of the Closing Date, entered into by the Loan Parties and their Subsidiaries and endorsed by the Loan Parties in favor of Lender, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, performance or completion guarantees, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Joinder” has the meaning specified in Section 6.09(c)(ii).

“Guarantors” means, collectively, each Subsidiary of Borrower party hereto as of the Closing Date (other than MotivPS Holdings Canada Ltd. and Tropos Technologies, Inc.) and each other Subsidiary of Borrower that is required to execute and deliver a Guarantor Joinder.

“Guaranty” means, collectively, the Guaranty made by each Subsidiary of Borrower under Article IX in favor of Lender, together with each Guarantor Joinder delivered pursuant to Section 6.09(c)(ii).

“Hazardous Materials” means:

(a) any petroleum products, derivatives or byproducts and all other hydrocarbons, coal ash, radon gas, lead, asbestos and asbestos-containing materials, toxic mold, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, polychlorinated biphenyls, infectious or medical wastes and chlorofluorocarbons and all other ozone-depleting substances;

(b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or toxic substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics; or

(c) any pollutants, contaminants, chemicals, compounds, constituents, substances, wastes or materials that are prohibited, limited or regulated by or pursuant to or which can form the basis for liability under any Environmental Law.

“Immaterial Subsidiary” means MotivPS Holdings Canada Ltd. and any other Subsidiary designated as an Immaterial Subsidiary by Borrower with the prior written consent of Lender (which may be by e-mail).

“Indebtedness” means, as applied to any Person, without duplication:

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b) all obligations of such Person for the deferred purchase price of property or services;

(c) all obligations of such Person evidenced by bonds, debentures, notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money or similar instruments;

(d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property;

(e) all Capitalized Leases, Synthetic Lease Obligations and purchase money obligations of such Person;

(f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities;

(g) obligations of such Person under any Swap Contracts;

(h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing (other than any Sale-Leaseback Lease);

(i) all obligations of such Person upon which interest charges are customarily paid;

(j) Indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (including Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed);

(k) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof;

(l) all Guarantees by such Person of Indebtedness of others described in clauses (a) through (j) above and clauses (m) through (p) below;

(m) all Disqualified Equity Interests of such Person and all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(n) all obligations of such Person as an account party in respect of letters of credit;

(o) all obligations of such Person in respect of bankers’ acceptances; and

(p) all obligations (contingent or otherwise) of such Person in respect of performance bonds, surety bonds, appeal bonds, customs bonds and similar instruments;

The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrative receiver, compulsory manager, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Intercompany Loans” has the meaning specified in Section 7.05(c).

“Interest Payment Date” means the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, as to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the first day following the last day of the immediately prior Interest Period of such Borrowing.

“Inventory” means inventory as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).

“Investment” means, as to any Person:

(a) any direct or indirect purchase or other acquisition or investment by such Person of, or of a beneficial interest in, any other Person (other than Borrower or any Guarantor) whether by means of:

(i) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person;

(ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including (A) any partnership or joint venture interest in such other Person and (B) all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business;

(iii) the purchase or other acquisition (in one transaction or a series of transactions) of (x) all or substantially all of the property or assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person;

(b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; or

(c) all investments consisting of any exchange traded or over the counter derivative transaction, including any Swap Contract, whether entered into for hedging or speculative purposes or otherwise.

For purposes of compliance with Section 7.05, the amount of any Investment shall be the amount actually invested plus the cost of all additions thereto, without adjustment for subsequent increases or decreases in the value, or write-ups, write-downs, of such Investment and without giving effect to any returns or distributions of capital or repayment of principal received by such Person with respect thereto, whether by disposition, return on capital, dividend or otherwise.

“IP Rights” means all intellectual property and intellectual property rights in any worldwide jurisdiction, including patents, trademarks, service marks, trade names, trade dress, copyrights, domain names, trade secrets, proprietary information and know-how of any type, whether or not written, software (including computer programs, source code, object code, development documentation, programming tools, drawings, specifications, and databases), inventions (whether or not patentable), formulas, design rights, intellectual property rights in data, whether identified or de-identified, rights of publicity (including rights to names, images and likeness), permits, and all other intellectual property rights, including (i) all issuances, registrations and recordations of any of the foregoing and all applications for issuance, registration and recordation thereof, (ii) all licenses thereof, (iii) all goodwill of any business associated with any of the foregoing, and (iv) the rights to exploit, make, have made, use, sell, offer for sale, import, export, enforce (including for past, present and future infringement, misappropriation or violations) or obtain proceeds from any of the foregoing.

“IP Security Agreement Supplement” means any Intellectual Property Security Agreement delivered pursuant to Section 6.09 after the date hereof.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Laws” means, collectively, all international, foreign, Federal, state and local laws (including common laws), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities from time to time in effect, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and Permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law from time to time in effect.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender’s Office” means Lender’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Lender may from time to time notify Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance, license, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line Cap” means, as of the date of determination, the lesser of (a) the Commitments at such time and (b) the Borrowing Base then in effect.

“Loan” has the meaning specified in Section 2.01 and shall include any Discretionary Tranche, Overadvance Loan or Protective Advance.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Perfection Certificate, (d) each Guarantor Joinder and (e) the Collateral Documents.

“Loan Notice” means a notice of a Borrowing, pursuant to Section 2.02(d), which shall be substantially in the form of Exhibit A or such other form as may be approved by Lender, appropriately completed and signed by a Responsible Officer of Borrower.

“Loan Parties” means, collectively, Borrower and each Guarantor, and “Loan Party” means any of the Loan Parties individually.

“Lockbox Account” means a special account established by Borrower at a bank reasonably acceptable to Lender over which Lender has exclusive control for withdrawal purposes.

“Machinery” means all machinery used in the day to day business of the Loan Parties.

“Material Adverse Effect” means any event, circumstance or condition that has had or could reasonably be expected to have a material and adverse effect on:

(a) the business, assets, properties, liabilities, results of operations or financial condition of Borrower and its Subsidiaries, taken as a whole; or

(b) rights and remedies (taken as a whole) of Lender under this Agreement and the other Loan Documents; or

(c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under this Agreement and the other Loan Documents when due and payable (including by acceleration or otherwise).

“Material Intellectual Property” means any IP Rights that are material to the business of Borrower and its Subsidiaries.

“Material Transfer Prohibition” has the meaning specified in Section 7.02.

“Maturity Date” means December 15, 2028; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Merger” means the transactions described in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 15, 2025, by and among Borrower, Omaha Merger Subsidiary, Inc., a Delaware corporation, Omaha Intermediate, Inc., a Delaware corporation, Omaha Intermediate 2, Inc., a Delaware corporation, and Motiv Power Systems, Inc., a Delaware corporation.

“Merger Documents” means, collectively, (a) the Merger Agreement, and (b) all of the other material agreements and documents relating to the Merger (other than the Loan Documents), as the same may be amended, modified or supplemented in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is or was contributed to by (or to which there is or was an obligation to contribute by) any Loan Party or with respect to which any Loan Party has or could reasonably be expected to have any liability or contingent liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” means:

(a) with respect to any Disposition by Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and documented out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction, (C) income taxes actually paid as a result of any gain recognized in connection therewith and (D) transfer, sales, use and other similar taxes payable by Borrower under applicable Law in connection with such transaction; and

(b) with respect to the incurrence or issuance of any Indebtedness by Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) all taxes and fees, including underwriting discounts and commissions, and other reasonable and customary documented out-of-pocket expenses, incurred by Borrower or such Subsidiary in connection therewith.

“Note” has the meaning specified in Section 2.09.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, and payable by the Loan Parties under the Loan Documents, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, incorporation, or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, incorporation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, incorporation or organization with the applicable Governmental Authority in the jurisdiction of its formation, incorporation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, as of the date of determination, with respect to Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments and repayments thereof, as the case may be, occurring on such date.

“Overadvance” has the meaning specified in Section 2.11.

“Overadvance Loan” means a Loan that is made when an Overadvance exists or caused by the funding thereof; provided, however, that Lender shall have no obligation to make any Overadvance Loan and any Overadvance Loan shall be made, if at all, in Lender’s sole and absolute discretion.

“Patriot Act” has the meaning specified in Section 10.16.

“Payment Item” means each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“PCAOB” means the Public Company Accounting Oversight Board.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permits” means approvals, permits, accreditations, certifications, authorizations, registrations, franchises, certificates and licenses issued by Governmental Authorities to authorize specific conduct by a regulated Person.

“Permitted Acquisition” means any acquisition by any Borrower or any Subsidiary of all of the Equity Interests in a Person that thereafter becomes a Subsidiary, or the acquisition by such Borrower or any Subsidiary of all or substantially all of the property and assets or business of another Person, or assets constituting a business unit, line of business or division of another Person, in a single transaction or series of related transactions, in each case with the prior written consent of Lender (which may be by e-mail).

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIPE” means a transaction or series of related transactions following the Closing in which Borrower issues and sells shares of its capital stock for the principal purpose of raising capital and receives cash proceeds of at least $75,000,000 (excluding any proceeds from the conversion of convertible promissory notes outstanding as of the date hereof); provided, however, the PIPE shall not include the issuance and sale of shares of common stock of Borrower pursuant to the At-the-Market Sales Agreement, dated March 10, 2022, between Borrower and BTIG, LLC.

“PIPE Closing Date” means the initial closing date of the PIPE.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (a) established or maintained by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, any ERISA Affiliate or (b) with respect to which any Loan Party has, or could reasonably be expected to have, any liability or contingent liability (including on account of an ERISA Affiliate).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Prime Rate Loan” means a Loan that bears interest based at the Prime Rate.

“Protective Advances” has the meaning specified in Section 2.12.

“Qualified Purchase Order” means a purchase order between a Customer and Borrower or any of its Subsidiaries made on terms materially consistent with the Acceptable Terms or pursuant to a master purchase agreement or other standard terms and conditions that have been pre-approved by Lender (which may be by e-mail).

“Recipient” means Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, pumping, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, including the air, soil and ground and surface water or into, through, within or upon any building, structure, facility or fixture.

“Reportable Compliance Event” means any Loan Party and each of their respective Subsidiaries that (i) becomes a Sanctioned Person, (ii) is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or (iii) has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual violation of any Anti-Terrorism Law in a manner (with respect to any violation under this clause (iii)) that could reasonably be expected to have a Material Adverse Effect.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Lender; provided, that any such officer of Borrower, acting on behalf of such Loan Party, shall likewise be deemed to be a Responsible Officer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent reasonably requested by Lender, each Responsible Officer will provide an incumbency certificate in form and substance satisfactory to Lender.

“Restricted Payment” means:

(a) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any shares of any class of Equity Interest of Borrower or its Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class (other than Disqualified Equity Interests);

(b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding;

(c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding;

(d) any payment or prepayment of principal of, premium, if any or interest on (other than interest that is paid in kind) or redemption, purchase, retirement, defeasance, including in substance or legal defeasance, sinking fund or similar payment with respect to the Convertible Note; or

(e) payments with respect to stock appreciation rights.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sale-Leaseback Lease” means any lease entered into by Borrower or any of its Subsidiaries in connection with a Sale-Leaseback Transaction.

“Sale-Leaseback Transaction” means any arrangement, directly or indirectly, with any person whereby Borrower or any Subsidiary sells, transfers or otherwise disposes of any property, real or personal, and thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory that is itself the subject or target of any comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sanctions” means all economic sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, or any other relevant Governmental Authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, each as in effect from time to time.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among the Loan Parties and Motive GM Holdings II LLC, as Collateral Agent (as defined therein).

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Vehicles” means the vehicles identified in the applicable Qualified Purchase Order for purchase by the Customer thereunder.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, in each case, including any such obligations or liabilities thereunder.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided, that, notwithstanding any provision herein to the contrary, “Synthetic Lease Obligation” shall not include any obligations under any Sale-Leaseback Lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the Term SOFR Reference Rate for a three-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than 0%, then Term SOFR shall be deemed to be 0%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent obligations for which no claim has been made).

“Threshold Amount” means $1,000,000.

“Total Outstandings” means, as of the date of determination, the aggregate Outstanding Amount of all Loans.

“Transactions” means, collectively, the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and the making of the initial Loans to be funded under this Agreement, and the payment of transaction costs related thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” of any Plan for any determination date means the excess of such Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year, in each case as of such determination date.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Closing Date Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2018 (whether or not such lease was in effect on such date).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement, or the determination of compliance with any covenant, set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (A) such ratio or requirement shall continue to be computed, or compliance with such covenant shall continue to be determined, as the case may be, in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement or determinations of compliance with such covenant, as the case may be, made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Borrower and its Subsidiaries to the determination of any amount on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that is required to be consolidated pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Rates. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR Reference Rate or Term SOFR prior to its discontinuance or unavailability. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Lender may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01 The Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed the Availability at any time. Subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

2.02 Borrowings of Loans. Each Borrowing of Loans shall be made in accordance with the following process:

(a) Borrower shall submit a prospective Qualified Purchase Order for Specified Vehicles from a Customer to Lender for verification, together with the purchase price per Specified Vehicle and Borrower’s requested Advance Rate for such Qualified Purchase Order.

(b) Lender shall, within three (3) Business Days of receipt of the prospective Qualified Purchase Order under clause (a) above, confirm in writing (which may be by e-mail) whether, in Lender’s reasonable discretion, the prospective Qualified Purchase Order will constitute a Qualified Purchase Order and whether, upon receipt and acceptance by Borrower or its applicable Subsidiary of such Qualified Purchase Order, Lender will fund the Advance Rate for such Specified Vehicles.

(c) Following Lender’s written pre-approval (which may be by e-mail) under clause (b) above, Borrower may accept the Qualified Purchase Order and may request a Loan by delivering a Loan Notice pursuant to clause (d) below.

(d) Each Borrowing of Loans shall be made upon Borrower’s irrevocable delivery of a Loan Notice to Lender. Each such Loan Notice for any Borrowings of Loans must be received by Lender not later than 11:00 a.m. (New York City time) five (5) Business Days prior to the requested date of such Borrowing (or such shorter time as Lender may agree). Each such Loan Notice shall specify (i) that Borrower is requesting a Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day) (iii) the applicable Qualified Purchase Order and (iv) the principal amount of such requested Loan, which shall equal the Advance Rate multiplied by aggregate sales price for all Specified Vehicles under such Qualified Purchase Order.

(e) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing hereunder, Section 4.01), Lender shall make an amount equal to the requested Loan or Loans available to Borrower by wire transfer of immediately available funds in accordance with instructions provided to (and acceptable to) Lender by Borrower.

(f)   Notwithstanding the foregoing, Lender, in its sole discretion, may fund any additional Loan (each such loan, a “Discretionary Tranche”) that does not otherwise meet the conditions set forth in this Agreement.

2.03 Prepayments.

(a) Optional. Borrower may, upon prior written notice to Lender, at any time or from time to time, voluntarily prepay the Loans in whole or in part without premium or penalty; provided that such notice must be received by Lender not later than 11:00 a.m. (New York City time) ten (10) Business Days prior to any date of prepayment of Loans (or such shorter time as Lender may agree). Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If for any reason the Total Outstandings at any time exceed the Line Cap at such time, Borrower shall immediately prepay Loans in an aggregate amount equal to such excess (without any permanent reduction in the Commitments).

(ii) If the Commitments are permanently reduced to zero at any time, whether pursuant to an optional reduction thereof under Section 2.04 or otherwise, Borrower shall prepay in full, and there shall become due and payable, all outstanding Obligations with respect to the Loans at such time.

(iii) In the event Borrower makes any Disposition of Collateral (including by the sale of any Loan Party that owns any Collateral) (other than Dispositions expressly permitted to pursuant to Section 7.02), Borrower shall promptly prepay Loans in an aggregate amount equal to the amount of Net Cash Proceeds received.

(iv) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.04), Borrower shall promptly prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom.

(v) Any Extraordinary Receipt received by or paid to or for the account of Borrower or any of its Subsidiaries in respect of Collateral shall promptly prepay Loans in an amount equal to the amount of Net Cash Proceeds received.

(vi) Within five (5) Business Days following payment into a Lockbox Account by a Customer upon delivery of a Specified Vehicle, Lender shall apply an amount equal to the Advance Rate multiplied by the payment received for such Specified Vehicle to repay the corresponding portion of the Loan associated with such Specified Vehicle, and shall remit the remaining amount of such Customer payment to Borrower into an account designated by Borrower from time to time; provided, that, upon mutual agreement between Lender and Borrower (which may be by e-mail), Lender may so apply or remit any payments made by a Customer into a Lockbox Account prior to the delivery of a Specified Vehicle.

(vii) Prepayments of the Obligations made pursuant to clauses (iii) through (v) of this Section 2.03(b), shall be applied ratably to the outstanding Obligations.

(viii) Any prepayment of principal made or required to be made under this Section 2.03 shall be accompanied by all accrued interest on the amount prepaid.

2.04 Optional Termination or Reduction of Commitments. Borrower may, upon notice to Lender, terminate or permanently reduce the Commitments from time to time; provided that (i) any such notice shall be received by Lender not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Line Cap.

2.05 Repayment of Loans. Borrower shall repay to Lender on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest.

(a) Interest. Subject to the provisions of Section 2.06(b), each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate plus the Applicable Margin.

(b) Default Rate. Upon Lender’s written notice, while any Event of Default has occurred and is continuing, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fees. Borrower shall pay to Lender the non-refundable fees set forth on Schedule 2.07 (which may include, without limitation, a facility fee, availability fee, monitoring fee, collateral administration fee, and minimum usage fee), in the amounts and at the times specified therein or otherwise agreed in writing, all of which shall be fully earned when due and shall not be refundable for any reason.

(b) Other Fees. Borrower shall pay to Lender such additional fees in the amounts and at the times separately agreed to in writing between Lender and Borrower, as the case may be, including without limitation, any fees associated with discretionary approvals, waivers, amendments, examinations, appraisals, and collateral verifications.

2.08 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Borrowings made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Borrowings made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of Lender, Borrower shall execute and deliver to Lender a promissory note in the form of Exhibit B (a “Note”), which shall evidence Lender’s Loans in addition to such accounts or records. Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

(a) General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender at Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. All payments received by Lender after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, and (ii) second, toward payment of principal then due hereunder.

2.11 Overadvances. If the Total Outstandings exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrower on demand by Lender; provided, however, that Lender shall have no obligation to make any Overadvance Loan. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Lender of the Event of Default caused thereby and shall not obligate Lender to permit or make any further Overadvance Loan. In no event shall Borrower or any other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrower shall, on the sooner of Lender’s demand or the first Business Day after Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to the Line Cap.

2.12 Protective Advances. Lender shall be authorized, in its sole and absolute discretion, at any time that any conditions in Article IV are not satisfied or an Event of Default exists or is reasonably anticipated by Lender, to make Loans (“Protective Advances”) if Lender deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, regardless of the Total Outstandings at such time, and (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including interest, costs, fees and expenses, in each case that are not paid by Borrower when due and payable.

2.13 Inability to Determine Rates.

(a) If, on or prior to the first day of any Interest Period for any Loan, Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, Lender will promptly so notify Borrower.

(b) Upon notice thereof by Lender to Borrower, any obligation of Lender to make Loans (other than Prime Rate Loans) shall be suspended until Lender revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of Loans and (ii) any outstanding Loans will be deemed to have been converted, at the end of the applicable Interest Period, to Prime Rate Loans.

2.14 Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by Lender to Borrower, any obligation of Lender to make Loans (other than Prime Rate Loans) shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, if necessary to avoid such illegality, upon demand from Lender, prepay or, if applicable, convert all Loans to Prime Rate Loans, until Borrower is advised in writing by Lender that it is no longer illegal for Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of Lender) require the deduction or withholding of any Tax from any such payment by Lender or a Loan Party, then Lender or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below and, if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. Upon request by Borrower or Lender, as the case may be, after any payment of Taxes by any Loan Party or by Lender to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Lender, or Lender shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Lender, as the case may be.

(e) Status of Lender; Tax Documentation.

(i) If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii) Without limiting the generality of the foregoing, Lender shall deliver to Borrower on or prior to the date of this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax (or, in the case of Lender that is a disregarded entity for U.S. federal income tax purposes, its regarded owner).

(f) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender any other condition, cost or expense affecting this Agreement;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of Lender or the Loans made by Lender to a level below that which Lender or its holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender or its holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Survival. All of Borrower’s obligations under this Article III shall survive any assignment of rights by Lender and the Termination Date.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Closing Date. The effectiveness of this Agreement and the obligation of Lender to fund Loans on and after the Closing Date are subject to satisfaction of the following conditions precedent:

(a) Lender’s receipt of the following, each of which shall be originals or telecopies (followed by originals promptly upon Lender’s request) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date except as otherwise specified below (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:

(i) executed counterparts of this Agreement;

(ii) to the extent requested by Lender, a Note for the Loans, executed by Borrower in favor of Lender;

(iii) executed counterparts of the Security Agreement duly executed by each Loan Party, together with:

(A) proper financing statements in form appropriate for filing under the UCC necessary in order to perfect the Liens created under the Security Agreement covering the Collateral described in the Security Agreement; and

(B) a completed Perfection Certificate and completed requests for information, dated on or before the Closing Date;

(iv) one or more intellectual property security agreements, in substantially the form of Exhibit A to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.09, in each case as amended, the “Intellectual Property Security Agreements”), duly executed by each applicable Loan Party, together with evidence that all actions necessary in order to perfect the Liens created under the Intellectual Property Security Agreements has been taken;

(v) a duly executed Loan Notice;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly organized, incorporated or formed, and that each of Borrower and its Subsidiaries is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 4.01(f) and 4.01(g), have been satisfied; and

(ix) a customary opinion of Taft Stettinius & Hollister LLP, counsel to the Loan Parties, addressed to Lender.

(b) All fees and reasonable out-of-pocket expenses required to be paid to Lender on or before the Closing Date shall have been paid, including, without limitation, reasonable out-of-pocket costs and expenses in connection with Lender’s due diligence and the preparation of the Loan Documents and all reasonable fees, charges and disbursements of counsel to Lender.

(c) The Existing First Lien Notes shall have been repaid in full and Lender shall have received a reasonably satisfactory payoff letter in respect thereof confirming that all obligations thereunder have been terminated and all Liens in connection therewith have been released concurrently with such repayment.

(d) Lender shall have received a true and correct copy of each Merger Document.

(e) The Merger shall have been consummated in all material respects in accordance with the terms and conditions of the Merger Agreement, without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to Lender in its capacity as such without the consent of Lender.

(f)   Since August 15, 2025, no Material Adverse Effect (as defined in and construed in accordance with the Merger Agreement (as in effect on August 15, 2025)) has occurred.

(g) No Event of Default shall exist and be continuing or result from the funding of the initial Borrowing hereunder.

(h) All Liens securing the Convertible Note shall be released on the Closing Date.

4.02 Conditions to All Borrowings. The obligation of Lender to honor any Loan Notice is subject to the following additional conditions precedent, each in form and substance satisfactory to Lender in its sole discretion:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality, true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality, true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) Lender shall have received a Loan Notice in accordance with the requirements hereof.

(d) No event, development or circumstance shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(e) No material adverse change shall have occurred in the collateral quality, collateral reporting, or collectability of Accounts arising from Qualified Purchase Orders, or in the terms of any master purchase agreement or Acceptable Terms relevant to the applicable Customer, in each case as determined by Lender in its reasonable discretion.

Each Loan Notice submitted by Borrower shall be deemed to be a representation and warranty that each of the foregoing conditions has been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to Lender that:

5.01 Organization Status. Each of Borrower and each of its Subsidiaries (a) is a duly organized or incorporated and validly existing entity, to the extent such concept is applicable to its jurisdiction of incorporation, in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to (i) own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and (ii) to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of clauses (b)(i) and (c) for failures to be so qualified or authorized or have such power which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.02 Power, Authority and Enforceability. Each Loan Party has the requisite power and authority to execute and deliver and perform its obligations under each of the Loan Documents to which it is party and has taken all necessary actions to authorize the execution and delivery of each Loan Document to which it is party and performance by it of its obligations under each such Loan Document. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent (a) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law) and (b) of the need for filings, registrations and issuances of relevant notices necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of Lender until such time as such filings, registrations and issuances have been completed.

5.03 No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the organizational documents of Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, in the case of clauses (i) and (iii) to which such party or any of its property or assets is subject, except in the case of any contraventions that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries except in the case of any contraventions that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Lender or the Cash Flow Lender); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lender.

5.04 Governmental Consents. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Loan Party (except for (a) those that have been duly obtained, taken, given or made and are in full force and effect, (b) filings which are necessary to perfect the security interests created under the Collateral Documents (or release existing Liens) under applicable United States law or treaties to which the United States is a signatory or under the laws of the relevant jurisdiction and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect) to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Closing Date Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long term leases or unusual forward or long term commitment that is not reflected in the Closing Date Financial Statements or the notes thereto and which in any such case is material in relation to the business, assets, properties, liabilities, results of operations or financial condition of Borrower and its consolidated Subsidiaries taken as a whole.

(b) Since August 15, 2025, no Material Adverse Effect has occurred.

5.06 Litigation. There are no material Adverse Proceedings. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 True and Complete Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or statements furnished to Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby when taken as a whole (excluding projections, budgets, and forward-looking information and pro-forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections, budgets and forward-looking information and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or that have not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

5.08 Margin Regulations.

(a) Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the FRB).

(b) No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the FRB or any other regulation thereof or to violate the Exchange Act.

5.09 Tax Returns and Payments. Each of Borrower and each of its Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal income and other material returns, statements, forms and reports for Taxes required to be filed and have paid all income and other material Taxes levied or imposed upon it or its properties or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided for on the financial statements of such Person in accordance with GAAP.

5.10 Compliance with ERISA. Schedule 5.10 sets forth each Plan that is sponsored or maintained by any Loan Party as of the Closing Date and each Multiemployer Plan to which any Loan Party has an obligation to contribute as of the Closing Date. Each “employee benefit plan” (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any Loan Party has been maintained in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any Loan Party (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS; and (ii) to the knowledge of the Loan Parties, nothing has occurred since the date of such determination or opinion that would reasonably be expected to result in revocation of such determination (or, in the case of any such plan with no determination, to the knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter). No ERISA Event has occurred and neither Borrower nor any of its Subsidiaries is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(a) (i) Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any ERISA Affiliates has incurred a complete or partial withdrawal from any Plan or Multiemployer Plan, and, (ii) if any Loan Party or its ERISA Affiliates were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate Withdrawal Liability that would be incurred would not reasonably be expected to exceed the Threshold Amount.

(b) There are no actions, suits or claims pending against or involving an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any Loan Party (other than routine claims for benefits) or, to the knowledge of the Loan Parties, threatened, that would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c) No Lien imposed under the Code or ERISA on the assets of any Loan Party exists on account of any Plan and there are no events or conditions that could reasonably be expected to result in the imposition of any such Lien.

5.11 [Reserved].

5.12 Collateral Documents.

The provisions of the Security Agreement and the other Collateral Documents are effective to create in favor of Lender a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law)) security interest in all right, title and interest of the Loan Parties in the Collateral described therein, and Lender has or, after the filing of UCC-1 financing statements in the office and with the information specified by the Loan Parties in the Perfection Certificate will have a fully perfected and First Priority security interest in the United States in all right, title and interest in all of the Collateral described therein which can be perfected by the filing of a UCC-1 financing statement in the applicable central UCC filing office. The recordation of the Intellectual Property Security Agreement(s) in respect of issued, registered, and applied-for U.S. patents, trademarks or copyrights that are part of the Collateral, in each case in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with filings on UCC-1 financing statements made pursuant to the Security Agreement and payment of all applicable fees, will create, as is required and may be perfected by such filings and recordation, a perfected security interest in such U.S. patents, trademark registrations or copyrights that are part of the Collateral.

5.13 Subsidiaries and Ownership. On and as of the Closing Date, and after giving effect to the Transactions, Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 5.13. Schedule 5.13 sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of each such Person in each class of capital stock or other Equity Interests of Borrower and each of the Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of Borrower and each Subsidiary have been duly and validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by a Loan Party or other Person in the amounts specified on Part (a) of Schedule 5.13 on the Closing Date, free and clear of all Liens except nonconsensual Liens permitted hereunder and Liens created under the Collateral Documents. As of the Closing Date, none of Borrower nor any Subsidiary has outstanding any securities convertible into or exchangeable for its or any other Person’s Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its or any other Person’s Equity Interests or any stock appreciation, restricted stock units or similar rights except as disclosed on Schedule 5.13.

5.14 Compliance with Statutes. Each of Borrower and its Subsidiaries are in compliance with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities (including those in respect of the conduct of its business and the ownership of its property), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.15 Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.16 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to result in a material Environmental Liability or a material Environmental Claim:

(a) Borrower and each of its Subsidiaries, is and for the past five years has been in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with the terms of any Permits required under such Environmental Laws;

(b) there are no material Environmental Claims pending or, to the knowledge of Borrower, threatened, against Borrower or its Subsidiaries;

(c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of Borrower, threatened, under any Environmental Law with respect to any real property owned by Borrower or any of its Subsidiaries;

(d) no Person with an indemnity or contribution obligation to Borrower or any of its Subsidiaries relating to material compliance with or material liability under Environmental Law is in default with respect to such obligation; and

(e) there have been no Releases or threatened Releases of Hazardous Materials at, on, to or from any real property currently or formerly owned, operated or leased by Borrower or any of its Subsidiaries, or at any third-party site that received Hazardous Materials generated by Borrower or any of its Subsidiaries that require material remedial or other action for which Borrower or any of its Subsidiaries would reasonably be expected to have a material liability under applicable Environmental Law.

5.17 Employment and Labor Relations. Neither Borrower nor any Subsidiary is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is:

(a) no unfair labor practice complaint pending against Borrower or any Subsidiary or, to the knowledge of Borrower or any Subsidiary, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower or any Subsidiary, threatened in writing against any of them;

(b) no strike, labor dispute, slowdown or stoppage pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against any of them;

(c) to the knowledge of Borrower or any Subsidiary, no question concerning union representation with respect to the employees of Borrower or any of its Subsidiaries;

(d) no equal employment opportunity charge or other claim of employment discrimination pending or, to the knowledge of Borrower or any Subsidiary, threatened in writing against any of them; and

(e) to the knowledge of Borrower or any Subsidiary, no wage and hour department investigation is ongoing of Borrower or any of its Subsidiaries,

except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

5.18 Intellectual Property; Data.

(a) Each of Borrower and its Subsidiaries owns or has the right to use all of the IP Rights used in or otherwise necessary to operate their respective businesses. No present or former employee, officer or director of Borrower and its Subsidiaries, or agent, consultant or outside contractor or subcontractor of Borrower and its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Material Intellectual Property owned or purported to be owned by any Loan Party. The conduct of the businesses of each of Borrower and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate the IP Rights owned by another Person, and no other Person is infringing, misappropriating, diluting or violating, to Borrower’s knowledge, any Material Intellectual Property. No claim or litigation alleging any infringement, misappropriation, dilution or violation of another Person’s IP Rights, or contesting any right, title or interest of Borrower or any of its Subsidiaries in Material Intellectual Property owned by Borrower or any of its Subsidiaries, is pending or, to Borrower’s knowledge, threatened against Borrower or any of its Subsidiaries.

(b) No software (including source code, object code, development documentation, programming tools, drawings, specifications and data) constituting Material Intellectual Property owned or used by a Loan Party contains any computer code or any other mechanisms the purpose of which is to (i) disrupt, improperly disable, damage or corrupt any software, data, hardware, storage media, programs, equipment or communications owned or used by a Loan Party, or (ii) permit any other Person to access such software, systems or data without authorization. No software owned or used by any Loan Party contains, is derived from, or is distributed, integrated or bundled with, open source software that (i) requires or conditions the use or distribution of such software on the disclosure, licensing or distribution of any source code for any portion of such software, or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Loan Party to use or distribute any such software.

(c) (i) Neither any personal data that is collected, processed, used or held for use by each of Borrower and its Subsidiaries in its business, nor the collection, processing, or use of such data by or on behalf of such company in its business, infringes or violates the rights of any Person or otherwise violates any applicable law; and (ii) each of Borrower and its Subsidiaries has taken or adopted commercially reasonable physical, technical, organizational and administrative measures, policies, and procedures consistent with generally accepted industry practices to protect the privacy and security of such data. Neither Borrower nor any of its Subsidiaries (i) has suffered a material data breach, personal data exfiltration or any other material cyber security incident in the preceding five (5) years or (ii) is party to or in anticipation of any (x) threatened or actual actions regarding data misuse, data privacy and/or data protection or (y) investigations relating to the collection, handling, processing and/or sale of personal data.

5.19 OFAC. No Loan Party nor any Related Party, (a) is currently the subject or target of any Sanctions, (b) is located, organized or residing in any Sanctioned Jurisdiction, or (c) is or has been engaged in any transaction with any Person who is now or was at the time of the transaction the subject of Sanctions or who is located, organized or residing in any Sanctioned Jurisdiction. All Loan Parties have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Sanctioned Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Sanctioned Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including Lender) of Sanctions.

5.20 [Reserved].

5.21 Use of Proceeds. Borrower, directly or through its Subsidiaries, shall use the proceeds of the Loans solely for working capital related to vehicle manufacturing; provided, that, Borrower and its Subsidiaries may use the proceeds of any Discretionary Tranche as Lender may agree in its sole discretion in writing (which may be by e-mail).

5.22 Solvency. On and after the PIPE Closing Date, the Loan Parties are and, upon the incurrence of any Obligation by any Loan Party on any date on and after the PIPE Closing Date, which this representation and warranty is made, will be, on a consolidated basis, Solvent.

5.23 Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

5.24 Covered Entities. No Loan Party is a Covered Entity.

5.25 Anti-Terrorism Laws.

(a) None of the Loan Parties, their Subsidiaries or any of their respective directors, managers, officers, or employees, or any controlled Affiliates, agents, representatives, or other Persons acting for or on behalf of any Loan Parties is in violation of any Anti-Terrorism Law or engages or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Laws.

(b) None of the Loan Parties, their Subsidiaries or any of their respective directors, managers, officers, or employees or any controlled Affiliates of any Loan Parties, or their respective agents, representatives, or other Persons acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each, a “Blocked Person”):

(i) a Person that is blocked pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons;

(ii) a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (i), above;

(iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(iv) a Person that is affiliated or associated with a Person described in clauses (i) through (iii), above.

(c) None of the Loan Parties, or any of their controlled Affiliates (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(d) Without limiting or contradicting (or being limited or contradicted by) the foregoing, (x) no Covered Entity is a Sanctioned Person and (y) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from Investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

5.26 Anti-Corruption Laws. None of Borrower or any of its Subsidiaries or controlled Affiliates, or any director, manager, officer, or employee, or any agent or representative of Borrower or of any of its respective Subsidiaries or controlled Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of applicable Anti-Corruption Laws; and Borrower and its respective Subsidiaries and controlled Affiliates have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties, their Subsidiaries, and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws.

5.27 No Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, could not reasonably be expected to have a Material Adverse Effect.

5.28 Certain Indebtedness. The only Indebtedness of Borrower and its Subsidiaries consists of the Obligations and other Indebtedness permitted pursuant to Section 7.04.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as Lender shall have any Commitment hereunder or any Loan or other Obligation that is accrued and payable hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied, each Loan Party shall:

6.01 Information Covenants. Deliver to Lender, in form and detail satisfactory to Lender:

(a) [Reserved].

(b) Quarterly Financial Statements. Within 45 days after the end of the first three fiscal quarters of each fiscal year (commencing with fiscal quarter ending March 31, 2026):

(i) the consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter period and the related consolidated and consolidating statements of income and statement of cash flows for such fiscal quarter period and for the portion of such fiscal year then ended, in each case setting forth in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding fiscal year and (B) the Budget for such fiscal quarter, all of which shall be certified by a Responsible Officer of Borrower that they fairly present in all material respects in accordance in all material respects with GAAP the financial condition of Borrower and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; and

(ii) a customary management’s discussion and analysis of the important operational and financial developments during the then elapsed portion of such fiscal year.

(c) Annual Financial Statements. Within 90 days after the end of each fiscal year (commencing with fiscal year ending December 31, 2025):

(i) the consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year, setting forth in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding fiscal year, all of which shall be certified by a certified public accounting firm reasonably acceptable to Lender, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit except for qualifications relating to change in accounting principles or practices reflecting change in GAAP and required by such independent certified public accountants); provided that Grant Thornton LLP shall be deemed reasonably acceptable to Lender

(ii) a customary management’s discussion and analysis of the important operational and financial developments during such fiscal year; and

(iii) the unaudited consolidating balance sheet of Borrower and its consolidated Subsidiaries as at the end of such fiscal year period and the related consolidating statements of income and statement of cash flows for such fiscal year.

(d) Management Letters. Promptly after Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto in connection with each annual audit of the financial statements of Borrower made by such accountants, subject to such confidentiality limitations as may be requested by such independent public accountants in writing.

(e) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(b) and Section 6.01(c), if applicable, a duly completed Compliance Certificate (which shall include a supplement to the Perfection Certificate) signed by a Responsible Officer of Borrower.

(f)   Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three (3) Business Days after any Responsible Officer of Borrower or any of the Subsidiaries obtains knowledge thereof, notice of:

(i) of any condition or event that constitutes a Default or an Event of Default under any Loan Document;

(ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(d);

(iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an authorized officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(iv) any Adverse Proceeding not previously disclosed in writing by Borrower to Lender which would reasonably be expected to result in liability to any Loan Party in an amount that would have a Material Adverse Effect;

(v) any development in any Adverse Proceeding that, in the case of either clause (ii) or (iv), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, notice thereof together with such other information as may be reasonably available to Borrower (including delivery of copies of notices received by Borrower) to enable Lender and its counsel to evaluate such matters;

(vi) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect;

(vii) any ERISA Event that, alone or together with any other ERISA Event that has occurred or is reasonably expected to occur, would reasonably be expected to result in a liability to any Loan Party in excess of the Threshold Amount;

(viii) any strike, labor dispute, slowdown or stoppage pending against Borrower or any of its Subsidiaries;

(ix) any Environmental Liability, Environmental Claim, violation of Environmental Law, or Release of Hazardous Materials that would be reasonably expected to materially affect the value or transferability of the Collateral;

(x) any event of default by any Loan Party under any Indebtedness with a principal amount in excess of the Threshold Amount, including the names of the holders of such Indebtedness and the outstanding amount of such Indebtedness;

(xi) if any Collateral with an aggregate value in excess of the Threshold Amount is damaged or destroyed; or

(xii) following the occurrence of any event resulting in Borrower being required to make a mandatory prepayment pursuant to Section 2.03(b).

(g) Statement of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Restatement Date Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 6.01(b) or 6.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Lender.

(h) Other Information.

(i) Promptly upon their becoming available, copies of:

(A) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Subsidiary of Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower;

(B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority;

(C) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower and its Subsidiaries; and

(D) such other information regarding the operations, business affairs, financial condition and data with respect to Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document as from time to time may be reasonably requested by Lender.

(i) Budget. No later than January 31 of each fiscal year, a reasonably detailed consolidated budget for such fiscal year, based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, all prepared in reasonable detail and consistent with Borrower’s past practices.

(j) Patriot Act and Beneficial Ownership. Promptly following any request therefor, information and documentation reasonably requested or required by Lender for compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

6.02 Books and Records; Inspection and Collateral Verification and Appraisal Rights.

(a) Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in all material respects in conformity with GAAP and all requirements of applicable law, in each case in all material respects, shall be made of all material dealings and transactions in relation to its business and activities.

(b) Inspections. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of Lender to visit any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; and Lender shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default; provided further, that when an Event of Default exists, Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice. Lender shall give Borrower the opportunity to participate in any discussions with Borrower’s independent public accountants.

(c) Inventory Appraisal. Borrower shall provide to Lender, on a non-reliance basis, any inventory appraisal available to Borrower in connection with the Merger.

(d) Reimbursement of Costs and Expenses of Visitations; Examinations. The Loan Parties shall promptly reimburse Lender for all reasonable and documented out-of-pocket expenses of Lender in connection with the matters described in this Section 6.02.

6.03 Maintenance of Property. The Loan Parties shall, and shall cause each of the Subsidiaries to keep all tangible property necessary to the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events.

6.04 Existence; Franchises. Borrower and each Loan Party shall, and shall cause each of its Subsidiaries, to do or cause to be done, all things necessary, to preserve and keep in full force and effect its legal existence under the applicable law of its jurisdiction of organization and its rights, franchises, permits, and IP Rights, in each case which are material and necessary to the conduct of its business, except to the extent pursuant to any transaction expressly permitted by Article VII; provided, that nothing in this Section 6.04 shall prevent (a) sales of assets, dispositions and other transactions by any Loan Party or any of their Subsidiaries expressly permitted in accordance with the terms herein or (b) the expiration of copyrights or patents at the end of their statutory term or expiration of in-licensed rights to use IP Rights under the terms of the agreement pursuant to which such in-licensed rights to use IP Rights are granted.

6.05 Compliance with Statutes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all applicable (i) Anti-Corruption Laws and Sanctions, (ii) Anti-Money Laundering Laws, and (iii) other statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except with respect to this clause (iii), such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Loan Parties shall continue to maintain in effect policies and procedures designed to promote and achieve compliance by Borrower and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and Sanctions.

6.06 Compliance with Environmental Laws. ~~(a)~~(a) Each Loan Party shall, and shall take commercially reasonable steps to cause each of its Subsidiaries to:

(x) comply in all material respects, with all applicable Environmental Laws and all Permits required under such Environmental Laws, including those applicable to, or required by, the ownership, lease or use of any real property now or hereafter owned, leased or operated by any Loan Party or any of their Subsidiaries; and

(y) promptly pay or cause to be paid all costs and expenses incurred or assessed in connection with such material compliance or to conduct any response or remedial or other action under or in accordance with Environmental Laws, and shall keep or cause to be kept all such real property free and clear of any Liens (other than Permitted Liens) imposed pursuant to such Environmental Laws.

Each Loan Party shall, and shall take commercially reasonable steps to cause each of its Subsidiaries to (A) prevent any Release of Hazardous Materials in material violation of applicable Environmental Laws on, at, under or from any real property now or hereafter owned, leased or operated by any Loan Party or any of their Subsidiaries and (B) undertake or cause to be undertaken any and all investigations and remedial or other actions required of Borrower or any Subsidiary under Environmental Laws in response to any violation of applicable Environmental Laws or any Release or threatened Release of Hazardous Materials at any real property now or hereafter owned, leased or operated by any Subsidiary of Borrower, to the extent required by applicable Environmental Law; and provide Lender with copies of all final and non-privileged environmental reports and data generated in connection therewith.

(b) If Lender at any time has a reasonable basis to believe that there is a violation of applicable Environmental Laws or any Environmental Claim or Environmental Liability or a material Release of Hazardous Materials, in each case, that would be reasonably expected to result in a material liability, then the relevant Loan Party or relevant Subsidiary shall, upon Lender’s request:

(i) cause the performance of such environmental audits, investigations or testing, including subsurface sampling of soil and groundwater to the extent required by Environmental Law, and preparation of such reports with respect to such violation of Environmental Law, Environmental Claim, Environmental Liability or Release, at Borrower’s expense, as Lender reasonably requests, which shall be conducted by reputable environmental consulting firms chosen by any Loan Party or any Subsidiary and acceptable to Lender in its reasonable discretion, and shall be in form and substance reasonably acceptable to Lender; and

(ii) promptly undertake or cause to be undertaken all remedial or other actions to the extent required by applicable Environmental Law to address such material violation of Environmental Law, Environmental Claim, Environmental Liability or Release.

In the event that any Loan Party does not comply with the request of Lender pursuant to clause (i) above or promptly undertake such remedial actions pursuant to clause (ii) above, Lender shall have the right but not the obligation to, and the relevant Loan Party or relevant Subsidiary shall permit Lender or its representatives to, have reasonable access to all such property for the purpose of conducting such environmental audits, investigations and testing and remedial or other actions as Lender deems reasonably appropriate with respect to such violation of Environmental Law, Environmental Claim, Environmental Liability or Release, including, if required by Environmental Law or in the Lender’s reasonable discretion, is necessary to protect the value of the Collateral, subsurface sampling of soil and groundwater; provided that such audits, investigations, tests and remedial or other actions are conducted at mutually acceptable times and shall not materially interfere with or disrupt operations at the relevant property or facility. After receipt of copies of the reports and data generated by the audits, investigations, tests and remedial actions undertaken by Lender, and except to the extent that such audits, investigations, tests and remedial actions are not consistent with the terms of this Agreement, each Loan Party shall reimburse Lender for the costs of such audits, investigations, tests and remedial or other actions and the same shall constitute a part of the Obligations secured hereunder and under the other Loan Documents. The provisions of the immediately preceding sentence shall survive the termination of this Agreement and the payment of the Obligations.

6.07 Payment of Taxes; Payments. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

6.08 Employee Benefits. Except as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties shall, and shall cause each of its Subsidiaries to, comply in all respects with the provisions of ERISA and the Code applicable to employee benefit plans as defined in Section 3(3) of ERISA. Each Loan Party shall promptly and in any event within 30 days after a request by Lender, (a) furnish to Lender copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Plan and (b) request (and promptly provide upon receipt of) any documents described in Sections 101(k) or 101(l) of ERISA with respect to each Multiemployer Plan.

6.09 Further Assurances.

(a) Promptly upon request by Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Collateral Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which Borrower or any of its Subsidiaries is or is to be a party.

(b) The Loan Parties agree that (i) each action required by clause (a) of this Section 6.09 shall be completed within 30 days after such action is requested to be taken by Lender (as such time may be extended by Lender in its sole discretion).

(c) If, following the Closing Date, any Subsidiary is acquired or organized, the Loan Parties shall (unless Lender in its sole discretion determines that such joinder is not advisable) promptly (and in any event within 45 days (or such longer period (x) as Lender may agree in its sole discretion or (y) as otherwise provided in this Agreement or any Collateral Document) of such event or, where applicable, following such request), in each case, subject to the terms and conditions hereof and of the Collateral Documents:

(i) notify Lender thereof;

(ii) unless otherwise agreed by Lender in writing (which may be by e-mail), cause such Subsidiary to duly execute and deliver to Lender a guarantor joinder to this Agreement in the form attached hereto as Exhibit D (each such joinder, “Guarantor Joinder”);

(iii) cause all outstanding Equity Interests in such Subsidiary owned by or on behalf of any Loan Party to be pledged pursuant to the Security Agreement (subject to the limitations set forth therein and in the definition of Excluded Property) and deliver to Lender all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(iv) cause all documents and instruments, including UCC financing statements, required by law or reasonably requested by Lender to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect or record such Liens to the extent, and with the priority, required by the Collateral Documents, to be filed, registered or recorded or delivered to Lender for filing, registration or recording;

(v) cause each Loan Party to take all other action required by law, under the Collateral Documents or reasonably requested by Lender to perfect, register and/or record the Liens granted by it thereunder to the extent perfection is required hereunder; and

(vi) cause to be delivered to Lender all such instruments and documents (including title insurance policies and lien searches) as Lender may request to evidence compliance with this Section 6.09(c).

6.10 [Reserved].

6.11 Designation as Senior Debt. Designate all Obligations as “Senior Indebtedness” under, and as defined in, the Convertible Note.

6.12 Information Regarding Collateral.

Each Loan Party shall provide Lender with thirty (30) days prior written notice of any change:

(a) in any Loan Party’s corporate name;

(b) in any Loan Party’s identity or corporate structure;

(c) in any Loan Party’s jurisdiction of organization; or

(d) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number.

Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings are made under the UCC or otherwise that are required in order for Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Each Loan Party also agrees promptly to notify Lender if any material portion of the Collateral is damaged or destroyed.

6.13 Post-Closing Matters. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth on Schedule 6.13, or within such longer period or periods that Lender in its sole discretion may permit, the Loan Parties and their Subsidiaries shall deliver to Lender, as applicable, the documents, and perform the actions as set forth on Schedule 6.13.

6.14 Anti-Terrorism. None of the Loan Parties nor any of their Subsidiaries shall:

(a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person in violation in any material respect of any Anti-Terrorism Law,

(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs in violation of any Anti-Terrorism Law, or

(c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the Patriot Act or any other Anti-Terrorism Law.

(d) Without limiting or contradicting (or being limited or contradicted by) the foregoing, each of the Loan Parties further covenants and agrees that: (i) no Covered Entity will engage in activities that provide basis for designation as a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use the advances to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) each Covered Entity shall comply with all Anti-Terrorism Laws, and (iv) Borrower shall promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event.

6.15 Anti-Corruption Laws. None of the Loan Parties shall use the proceeds of any Loans or other transactions hereunder, directly or, to the knowledge of any Loan Party, indirectly, for any purpose which would result in a violation of Anti-Corruption Laws. At all times from and after the Closing Date, the Loan Parties shall maintain in effect policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties, their Subsidiaries, and their respective directors, managers, officers, employees, and agents with Anti-Corruption Laws.

6.16 Material Intellectual Property. The Loan Parties shall, and shall cause each of the Subsidiaries to, at all times to maintain all Material Intellectual Property owned by any of the Loan Parties in full force and effect, for the duration of their statutory term, if applicable, and to use commercially reasonable efforts to maintain in-licensed rights under any Material Intellectual Property owned by third party.

6.17 Status of Security.

(a) The provisions of each Collateral Document upon execution and delivery (and where applicable, registration as provided for in the Collateral Documents), create in favor of Lender, a valid, binding and enforceable security interest in all right, title and interest in the collateral therein described, and shall constitute a fully perfected First Priority security interest in favor of Lender in all right, title and interest in such collateral; and

(b) No third party shall have any Lien (except for Permitted Liens) over any asset to which any Collateral Document, by its terms relates.

6.18 Administration of Collateral; Deposit Accounts.

(a) Records of Accounts. Borrower shall keep accurate and complete records, in all material respects, of its Accounts, including all payments and collections thereon.

(b) Taxes. If an Account of Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

(c) Administration of Inventory.

(i) Records and Reports of Inventory. Borrower shall keep accurate and complete records, in all material respects, of its Inventory, including costs and daily withdrawals and additions.

(ii) Maintenance. Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law, in all material respects.

(d) Administration of Equipment.

(i) Records and Schedules of Equipment. Borrower shall keep accurate and complete records, in all material respects, of its Machinery and Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof.

(ii) Condition of Machinery and Equipment. All material Machinery and Equipment shall at all times be in good operating condition and repair, in all material respects, and all necessary replacements and repairs shall be made so that the value and operating efficiency of such Machinery and Equipment is preserved at all times, reasonable wear and tear excepted.

(e) Deposit Accounts; Lockbox Account.

(i) Notice and Control of Deposit Accounts; Limitation on Liens. Schedule 14 to the Perfection Certificate sets forth all Deposit Accounts maintained by Borrower as of the date of such Perfection Certificate (as most recently updated pursuant to Section 6.01(e)). Each Loan Party shall take all actions necessary (as reasonably determined by Lender) to establish Lender’s “control” (within the meaning of the UCC) (or similar arrangement or agreements under applicable foreign law governing any foreign accounts in order to perfect a Lien in favor of Lender) of each Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits or as otherwise agreed by Lender in writing (including by e-mail) (such accounts, collectively, “Excluded Accounts”)). Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender) to have control over, or any Lien (other than Permitted Liens) on any Deposit Account or any property deposited therein. Each Loan Party shall promptly notify Lender of any opening or closing of a Deposit Account.

(ii) Proceeds of Collateral. Borrower shall in connection with the delivery of any Specified Vehicle request in writing and otherwise take all necessary steps to ensure that (x) all payments on or otherwise relating to Qualified Purchase Orders are made directly to a Lockbox Account and (y) all payments on or otherwise relating to Collateral other than as set forth in clause (x) are made directly to a Deposit Account subject to an Approved Control Agreement (a “Blocked Account”). If Borrower or Subsidiary receives cash or Payment Items with respect to any such Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into a Lockbox Account or Blocked Account, as applicable.

ARTICLE VII

NEGATIVE COVENANTS

So long as Lender shall have any Commitment hereunder, any Loan or other Obligation that is accrued and payable hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each Loan Party shall not, nor shall it permit any Subsidiary to, directly or indirectly, in each case, without prior written consent of Lender (which may be by e-mail):

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (Liens described below are herein referred to as “Permitted Liens”):

(a) Liens for Taxes that are not yet due and payable and for which adequate reserves have been established on the financial statements in accordance with GAAP;

(b) statutory or common law Liens, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors or other like Liens, in each case, arising in the ordinary course of business and securing obligations:

(i) (x) that are not overdue and (y) which do not in the aggregate materially detract from the value of Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Borrower and its Subsidiaries; or

(ii) which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and for which adequate reserves are maintained in accordance with GAAP;

(c) Liens in existence on the Closing Date which are listed, and the property or assets subject thereto described, on Schedule 7.01(c), plus renewals, replacements, refinancings, restructurings and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement, refinancing, restructuring or extension and (ii) any such renewal, replacement, refinancing, restructuring or extension does not encumber any additional property or assets;

(d) (i) Liens created pursuant to any Loan Document and (ii) Liens securing obligations under the Cash Flow Credit Agreement;

(e) (i) licenses, sublicenses, leases or subleases permitted pursuant to Section 7.02(c) and granted by any Subsidiary of Borrower to other Persons (A) in the ordinary course of, and not interfering with the conduct of, the business of any Subsidiary of Borrower or (B) with respect to IP Rights which are no longer material to, or no longer used or useful in, the business of Borrower and its Subsidiaries, and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license agreement permitted by this Agreement to which Borrower or any of its Subsidiaries is a party;

(f) Liens securing Indebtedness permitted under Section 7.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Leases and Synthetic Lease Obligations of such Person and (ii) the Lien encumbering the asset giving rise to the Capitalized Leases and Synthetic Lease Obligations does not encumber any other asset of Borrower or any Subsidiary;

(g) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Closing Date and used in the ordinary course of business of Borrower and its Subsidiaries and placed at the time of the acquisition or construction thereof by Borrower and its Subsidiaries or within 120 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets; provided that (i) the Indebtedness secured by such Liens is permitted by Section 7.04(d) and (ii) in all events, the Lien encumbering the equipment, machinery or other fixed asset so acquired or constructed does not encumber any other asset of Borrower or any Subsidiary;

(h) Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority and which are not violated by the current use or occupancy of such real property, other survey exceptions, minor encumbrances, easements, or reservations of, rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or other restrictions, encroachments, minor survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting real property, in each case not securing Indebtedness for borrowed money and do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business as currently conducted or as contemplated to be conducted;

(i) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business of Borrower and its Subsidiaries;

(j) attachment and judgment Liens in respect of decrees and judgments to the extent, and for so long as, such judgments and decrees do not, individually or in the aggregate constitute an Event of Default under Article VIII;

(k) statutory and common law landlords’ liens under leases to which any Subsidiary of Borrower is a party;

(l) (i) Liens (other than Liens imposed under ERISA) granted in the ordinary course of business of Borrower and its Subsidiaries in connection with workers compensation claims, unemployment insurance and social security benefits, and (ii) Liens securing the performance of bids, tenders, trade contracts, public utilities or private utilities, leases and governmental contracts in the ordinary course of business of Borrower and its Subsidiaries, statutory obligations, surety, stay or appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(m) Permitted Encumbrances;

(n) (i) bankers’ Liens, rights of setoff and other similar Liens arising as a matter of law or under customary general terms and conditions existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business of such Loan Party in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements; and

(ii) Liens of a collection bank arising under Section 4-208 of the UCC on items in the course of collection; and

(o) Liens on inventory held in a bonded warehouse.

7.02 Consolidated, Merger or Sale of Assets, Etc. Divide, wind up, liquidate, provisionally liquidate or dissolve its affairs, enter into any partnership, joint venture, or merge, amalgamate or consolidate or change legal form or entity type, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (including by any Disposition), or enter into any Sale-Leaseback Transactions, except that:

(a) Borrower and its Subsidiaries may dispose of (i) obsolete or worn out tangible property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) tangible property (including any leasehold property interest) that is no longer used or useful in the conduct of the business of Borrower and its Subsidiaries, and (iii) inventory and other goods held for sale in the ordinary course of business;

(b) Borrower and its Subsidiaries may in the case of real or personal property, lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease, Synthetic Lease Obligation or purchase money obligations for fixed or capital assets that is not otherwise permitted under this Agreement);

(c) Borrower and its Subsidiaries may grant licenses or sublicenses and leases or subleases to other Persons in the ordinary course of, and not materially interfering with the conduct of, the business of Borrower and its Subsidiaries in each case, to the extent that after giving effect thereto, the Lien of Lender in any Collateral (including the proper perfection of such Lien thereon) that is the subject of such transactions is not impaired; provided that (i) in the case of any lease or sublease to a non-Loan Party, such lease or sublease shall be in compliance with Section 6.06 and (ii) Borrower and its Subsidiaries may only grant exclusive licenses or sublicenses and leases or subleases in the ordinary course of business and consistent with past practice;

(d) Borrower and its Subsidiaries may convey, sell or otherwise transfer property to Borrower or any other Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(e) any Subsidiary may liquidate or dissolve, or may merge, amalgamate or consolidate with or into, (x) Borrower; provided that Borrower shall be the continuing or surviving Person or (y) one or more other Subsidiaries; provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party;

(f) Borrower and its Subsidiaries may use cash and Cash Equivalents in a manner not prohibited by the Loan Documents;

(g) Borrower and its Subsidiaries may cancel or abandon or allow lapse, or otherwise dispose of any non-material IP Rights which are no longer material to, or no longer used or useful in, the business of Borrower and its Subsidiaries;

(h) Borrower and its Subsidiaries may dispose of property and assets to the extent they were the subject of a foreclosure, casualty, condemnation, expropriation, disposition required by a Governmental Authority or any similar action or proceeding upon the occurrence of the related Extraordinary Receipt;

(i) to the extent constituting dispositions, Borrower and its Subsidiaries may grant liens in the form of Permitted Liens permitted by Section 7.01;

(j) Borrower and its Subsidiaries may terminate leases, subleases, licenses and sublicenses in the ordinary course of business;

(k) Borrower may maintain the Sale-Leaseback Transaction entered into by Workhorse Motor Works Inc. as seller, Mango Workhorse, LLC as buyer and lessor and Borrower as lessee, with respect to the property located at 940 S State Road 32, Union City, IN 47390, in effect on the Closing Date; and

(l) Borrower may consummate the PIPE and any transaction directly related thereto.

Notwithstanding anything to the contrary in this Agreement, (i) Borrower and its Subsidiaries shall not Dispose, make a Disposition or Investment of, make a Restricted Payment, or enter into a transaction with an Affiliate any Material Intellectual Property from a Loan Party to a Subsidiary or Affiliate that is not a Loan Party, except for as it relates to Dispositions of IP Rights in the form of non-exclusive licenses permitted under the terms of Section 7.02(c), (ii) Borrower and its Subsidiaries shall not Dispose or make a Disposition of any Collateral to a Subsidiary that is not a Loan Party, except for Dispositions of Collateral (excluding Material Intellectual Property) in an aggregate amount (based on the greater of book value and Fair Market Value) not to exceed $100,000 during the term of this Agreement, and (iii) no transaction pursuant to this Section 7.02 shall result in a sale or other Disposition of all or substantially all of the assets of Borrower and its Subsidiaries (the foregoing requirement in clauses (i) through (iii), the “Material Transfer Prohibition”).

7.03 Restricted Payments. Declare or pay any Restricted Payments, except:

(a) payments pursuant to the Cash Flow Facility Documents; and

(b) non-cash payments pursuant to the Convertible Note Documents.

7.04 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (Indebtedness permitted pursuant this Section 7.04, “Permitted Indebtedness”), except:

(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b) (i) Indebtedness incurred pursuant to the Cash Flow Facility Documents, (ii) Indebtedness incurred pursuant to the Convertible Note Documents (iii) other Indebtedness outstanding on the Closing Date and listed on Schedule 7.04(b);

(c) Indebtedness of Borrower or any Subsidiary under Swap Contracts entered into in the ordinary course of business for hedging activities and are not for speculative purposes; provided that such Swap Contracts shall not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(f); provided, however, that such Indebtedness shall not exceed $100,000;

(e) Indebtedness constituting Intercompany Loans otherwise permitted by Section 7.05(d);

(f)   Guarantees by Borrower and any Subsidiary in respect of Indebtedness of Borrower or any Subsidiary otherwise permitted hereunder; provided that (i) if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to Lender as those contained in the subordination of such Indebtedness and (ii) if the Indebtedness guaranteed is an obligation of a Subsidiary that is not a Loan Party, such Guarantee is permitted by Section 7.05(d);

(g) (i) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof and (ii) Indebtedness with respect to the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness under subclause (ii) is extinguished within five (5) Business Days of its incurrence;

(h) Indebtedness in respect of performance letters of credit, bank guarantees, supporting obligations, bankers’ acceptances, performance bonds, surety bonds, statutory bonds, appeal bonds, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within ten (10) Business Days following the due date thereof;

(i) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(j) Guarantees of obligations of the Loan Parties in respect of leases (other than Capitalized Leases) that do not constitute Indebtedness and that are entered into in the ordinary course of business.

7.05 Investments. Make any Investment in any other Person, except:

(a) Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(b) Investments owned or existing on the date hereof and set forth on Schedule 7.05(c); and

(c) (i) any Loan Party may make Investments in any other Loan Party; and ~~(ii)~~(ii) any Subsidiary which is not a Loan Party may make Investments in any Subsidiary (to the extent such Investments are in the form of unsecured intercompany loans and advances referred to in clauses (i) and (ii), collectively, the “Intercompany Loans”); provided that (A) such intercompany loans and advances in the form of an Intercompany Loan shall be evidenced by the Global Intercompany Note, (B) the Global Intercompany Note owned or held by a Loan Party shall be pledged to Lender pursuant to the Security Agreement and (C) each Intercompany Loan made by any Subsidiary that is not a Loan Party to a Loan Party shall be subject to the subordination provisions contained in the Global Intercompany Note, which shall require that all such Intercompany Loans be subordinated in right of payment to the Full Payment of the Obligations and have a maturity date that is at least 91 days after the Maturity Date;

(d) Permitted Acquisitions;

(e) Guarantees permitted by Section 7.04;

(f)   Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business,;

(g) Investments in Swap Contracts permitted under Section 7.04(c);

(h) Investments in the ordinary course of business consisting of (i) UCC Article 3 endorsements for collection or deposit and (ii) UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(i) Restricted Payments permitted under Section 7.03.

Notwithstanding anything to the contrary in the foregoing or in this Agreement, no Investment made pursuant to this Section 7.05 shall be permitted to the extent resulting in (or having the effect of resulting in) a Material Transfer Prohibition.

7.06 Transactions with Affiliates.

(a) Enter into or permit to exist any transaction (including any Restricted Payment or the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between or among Loan Parties; (ii) reasonable and customary fees and expenses paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (iii) transactions pursuant to and in accordance with Section 7.03; (iv) the Transactions; (v) employment and benefit and severance arrangements between the Loan Parties and any Subsidiary of Borrower and their respective officers and employees in the ordinary course of business; (vi) the Merger; (vii) the PIPE; (viii) the Convertible Note Documents; (ix) the Cash Flow Facility Documents; and (x) as set forth on Schedule 7.06.

(b) Make or cause to be made any payments or reimbursements in respect of any agreement or arrangement with any Affiliate other than to the extent in accordance with or related to the Merger, the PIPE or Sections 7.03, 7.06(c) or 7.11.

(c) Except as permitted by Sections 7.06(a) or (b), make or cause to be made any payments or reimbursements of any agreement with any Affiliate.

(d) Notwithstanding anything to the contrary in the foregoing or in this Agreement, no transaction made pursuant to this Section 7.06 shall be permitted to the extent resulting in (or having the effect of resulting in) a Material Transfer Prohibition.

7.07 Modifications of Certain Agreements.

(a) Amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents); or

(b) Amend or modify, or permit the amendment or modification of, any provision of the Convertible Note Documents or the Cash Flow Facility Documents.

7.08 Financial Covenants. After the later of the PIPE Closing Date and December 31, 2026, fail to comply with any financial covenants as Borrower and Lender may mutually agree in writing (which may be by e-mail).

7.09 Limitation on Certain Restrictions on Subsidiaries. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or other distributions with respect to any of its Equity Interests, (b) make or repay loans or advances to any Loan Party or any Subsidiary thereof, or (c) guarantee Indebtedness of any Loan Party or any Subsidiary thereof.

7.10 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 7.02, (a) directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries; or (b) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except in either case to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder).

7.11 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any Lien for an obligation if a Lien is granted for another obligation, except the following:

(a) this Agreement or the other Loan Documents;

(b) any prohibition or limitation that (x) exists pursuant to any applicable laws, statutes, regulations or orders of, or any applicable restrictions imposed by, any Governmental Authority, or (y) restricts subletting or assignment of any lease governing a leasehold interest or a Lien upon a leasehold interest of any Subsidiary of Borrower;

(c) the Convertible Note Documents; and

(d) the Cash Flow Facility Documents.

7.12 Use of Proceeds.

(a) Use, directly or indirectly, any part of the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person: (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws; (ii) in any other manner that would constitute a violation of applicable Anti-Corruption Laws or the Patriot Act; (iii) to fund, finance or facilitate any activities, business or transactions of, with, involving or for the benefit of any Sanctioned Person, or with, in or, involving any Sanctioned Jurisdiction; or (iv) in any manner that would constitute, result in or give rise to a violation of any Sanctions by Lender.

(b) Use the proceeds of any Borrowings other than as set forth in Section 5.21 and, in each case, not in contravention of any Law or of any Loan Document. None of the proceeds of any Borrowing shall be used to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB), or for the purpose of extending credit for the purpose of purchasing or carrying margin stock.

7.13 Conduct of Business. Engage in any business other than the businesses engaged in by such Loan Party on the Closing Date.

7.14 Accounting Method. Modify or change its method of determining its fiscal years or Fiscal quarters or its method of accounting (other than as may be required to conform to GAAP).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Payments. Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document;

(b) Representations. Any representation, warranty, certification or other statement made or deemed to be made by any Loan Party or any Subsidiary of a Loan Party herein or in any other Loan Document or in any certificate delivered to Lender pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made; or

(c) Covenants. Any Loan Party shall:

(i) default in the due performance or observance by it of any term, covenant or agreement contained in Article VII, Section 6.01, Section 6.02, Section 6.03, Section 6.04 (solely with respect to any Loan Party’s existence), Section 6.14, Section 6.15 or Section 6.17; or

(ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (not specified in Sections 8.01(a), (b) or (c)(i)) or any other Loan Document and such default shall continue unremedied for a period of 30 days; or

(d) Default Under Other Agreements. Any default or event of default, beyond any applicable grace period, arising under any agreement governing Indebtedness of the Loan Parties or their Subsidiaries (other than any Indebtedness arising hereunder), having an aggregate principal amount (including undrawn commitments or available amounts and including amounts owing to all creditors combined under any combined or syndicated credit arrangement) of more than the Threshold Amount; or

(e) Bankruptcy, Etc. Borrower or any Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against Borrower or any Subsidiary and the petition is not dismissed within sixty (60) days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower or any Subsidiary, to operate all or any substantial portion of the business of Borrower or any Subsidiary or Borrower or any Subsidiary commences any other proceeding under any bankruptcy, reorganization, administration, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any Subsidiary, or there has commenced against Borrower or any Subsidiary any such proceeding which remains undismissed for a period of sixty (60) days after the filing thereof, or Borrower or any such Subsidiary is adjudicated insolvent or bankrupt; or any order of relief is entered in any such proceeding; Borrower or any Subsidiary makes a general assignment for the benefit of creditors; or any corporate or other organizational action is taken by Borrower or any Subsidiary for the purpose of authorizing any of the foregoing; or, on and after the PIPE Closing Date, Borrower or any Subsidiary becomes unable, admits in writing its general inability or fails generally to pay its debts as they become due; or

(f) ERISA.

(i) one or more ERISA Events shall have occurred and such event or condition, together with all other events and conditions, results, or could reasonably be expected to result, in a liability to any Loan Party (including on account of an ERISA Affiliate) that would reasonably be expected to have a Material Adverse Effect, or

(ii) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) that results or could reasonably be expected to result in a liability to any Loan Party (including on account of an ERISA Affiliate) that would reasonably be expected to have a Material Adverse Effect, or

(iii) there is any Withdrawal Liability under Section 4201 of ERISA from any and all Multiemployer Plans that results or could reasonably be expected to result in a liability to any Loan Party (including on account of an ERISA Affiliate) that would reasonably be expected to have a Material Adverse Effect; or

(g) Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof:

(i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder;

(ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Lender shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document;

(iii) any Loan Party (or any Affiliate of any Loan Party) shall contest the validity or enforceability of any Loan Document or deny that it has any further liability, including with respect to future advances by Lender, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(iv) the Obligations shall cease to constitute First Priority obligations of the Loan Parties; or

(h) [Reserved].

(i) Judgments. One or more judgments or decrees for the payment of money shall be entered against Borrower or any Subsidiary, and involving in the aggregate for Borrower and its Subsidiaries a liability (not paid or to the extent not covered by independent third-party insurance as to which the insurer does not deny coverage) and such judgments and decrees not vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days, and the aggregate amount of all such judgments equals to or exceeds the Threshold Amount; or

(j) Change of Control. Without the prior written consent of Lender (which may be by e-mail), a Change of Control shall occur; or

(k) Invalidity of Loan Documents. Any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any of the Loan Documents or any Loan Party any of the Loan Documents to which it is a party, or purports in writing to revoke or rescind any of the Loan Documents; or

(l) Conduct of Business. Any Loan Party is (i) enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business, or (ii) suspended or debarred from conducting business by or with any Governmental Authority, if any such enjoinment, restraint, prevention, suspension or debarment could reasonably be expected to have a Material Adverse Effect; or

(m) Cessation of Activities. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(n) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(o) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(p) Specified Litigation. Any proceeding or cause of action is brought or threatened pursuant to which, (x) a judgment or order shall be entered against any Loan Party which voids, sets aside or unwinds all or a portion of the Transactions (or any of the related reorganization transactions, contributions or other transfers) involving assets or property of (including the equity interests in) the Loan Parties in excess of, or requiring the Loan Parties to pay an amount in excess of, the Threshold Amount, which judgment or order has not been vacated, discharged or stayed pending appeal for a period of 15 consecutive days, or (y) any of the Loan Parties or their Subsidiaries agrees in principle to settle such an actual or threatened proceeding or cause of action referred to in clause (x) for an amount in excess of the Threshold Amount, except in each case, any proceeding or cause of action that is set forth on Schedule 8.01(p).

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a) declare the Commitments of Lender to make Loans to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(c) require that Borrower cash collateralize Obligations that are contingent or not yet due and payable, and, if Borrower fails to promptly cash collateralize such Obligations, Lender may advance the required cash collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied); and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, the obligation of Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to Lender to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied as Lender may determine in its sole discretion.

ARTICLE IX
CONTINUING GUARANTY

9.01 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, on a joint and several basis with each other Guarantor, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of Borrower to Lender, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by Lender in connection with the collection or enforcement thereof). Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any other Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Each Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment, to the fullest extent permitted by law, without regard to (a) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or any other Person against Lender, or (b) any merger, consolidation or amalgamation of a Loan Party into or with any other Person, or any sale, lease or transfer of any of the assets of a Loan Party to any other Person, or any other change of form, structure, or status under any law in respect of a Loan Party, or any change in the ownership or control of a Loan Party, or any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Guarantor for any or all the Obligations of Borrower or any Guarantor under this Guaranty (other than, in each case, Full Payment of all Obligations of Borrower guaranteed hereunder), in bankruptcy or in any other instance. To the fullest extent permitted by law, when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Person or any right of offset with respect thereto, and any failure by Lender to pursue such other rights or remedies or to exercise any such right of offset, or any release of any Person or any right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against any Guarantor.

In any action or proceeding involving any state corporate or other law, or any United States Federal or state or any foreign Debtor Relief Laws, if the obligations of any Guarantor under this Section 9.01 would otherwise be held or determined to be void, invalid or unenforceable, on account of the amount of its liability under this Guaranty, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by any Guarantor, Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

9.02 Rights of Lender. Each Guarantor consents and agrees that Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor. To the fullest extent permitted by law, each Guarantor waives any and all notice of or proof of reliance by Lender upon this Guaranty or acceptance of this Guaranty. The Obligations of Borrower shall conclusively be deemed to have been created, contracted or incurred, or amended, extended, renewed, compromised, discharged, accelerated or changed, in reliance upon this Guaranty; and all dealings between Lender and any Guarantor likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

9.03 Certain Waivers. To the fullest extent permitted by law, each Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of Lender) of the liability of Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. To the fullest extent permitted by law, each Guarantor expressly waives all setoffs and counterclaims, diligence, and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

9.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against any one or more of the Guarantors to enforce this Guaranty whether or not Borrower or any other person or entity is joined as a party.

9.05 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Full Payment of all of the Obligations has occurred. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to reduce the amount of the Obligations, whether matured or unmatured.

9.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of all Obligations has occurred. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or any Guarantor is made, or Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Lender is in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.07 Stay of Acceleration. To the extent permitted by applicable law, if acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or any of their respective Subsidiaries under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors, jointly and severally, immediately upon demand by Lender.

9.08 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrower and any such guarantor requires, and that Lender has no duty, and no Guarantor is relying on Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of Borrower or any other guarantor (each Guarantor waiving any duty on the part of Lender to disclose such information and any defense relating to the failure to provide the same).

9.09 Right of Contribution. Each Guarantor agrees among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

ARTICLE X
MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, to the address, e-mail address specified for such Person on Schedule 10.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(b) Change of Address. Each of Borrower and Lender may change its address, or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(c) Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including electronic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all expenses incurred by Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs and expenses of Lender and its Affiliates in connection with the administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required under the Security Agreement or to verify Collateral, (iii) the costs and expenses of each inspection, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by Lender’s personnel or a third party, and (iv) all expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, including, without limitation, all Extraordinary Expenses.

(b) Indemnification by Borrower. Borrower shall indemnify Lender and each of its Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party)) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials in, under, at, to, on or from any property owned, leased or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, including any violation of Environmental Law or transportation or disposal of Hazardous Materials, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor is delivered to Borrower.

(e) Survival. The agreements in this Section and the indemnity provisions thereunder shall survive the assignment by of Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any other attempted assignment or transfer by any Loan Party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it).

(c) Register. Lender, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), shall maintain at Lender’s Office a register for the recordation of the names and address of Lender, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of the Loans. The entries in the Register shall be conclusive, absent manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register may be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder.

(e) Electronic Execution of Assignments. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Lender is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.07 Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (in which case Lender agrees to the extent practicable and not prohibited by applicable law, to inform Borrower promptly thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Loan Parties or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and the monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender, or any of its Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such organization.

Lender acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary of Borrower, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

The Loan Parties consent to the publication by Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties; provided that, prior to the dissemination thereof to Persons other than Lender’s Related Parties, Lender and Lender shall provide a copy of such material to Borrower and shall obtain Borrower’s consent to the dissemination thereof (which consent shall not be unreasonably withheld, conditioned or delayed).

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Lender or its Affiliates, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent, unmatured, secured or unsecured or are owed to a branch or office or Affiliate of Lender different from the branch office of Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by e- mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted).

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST LENDER OR ANY RELATED PARTY OF LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEVADA SITTING IN CLARK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF NEVADA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEVADA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by Lender and any Affiliate thereof are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Lender and, as applicable, its Affiliates (collectively, solely for purposes of this Section, the “Lender”), on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) Lender has no obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Lender may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, Lender has no obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and each other Loan Party hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.16 USA PATRIOT Act Notice. Lender (for itself and not on behalf of Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Act and the Beneficial Ownership Regulation. The Loan Parties agree to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

10.17 Subordination. Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of Lender or resulting from such Subordinating Loan Party’s performance under this Agreement, to the Full Payment of all Obligations. If Lender so requests, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for Lender and the proceeds thereof shall be paid over to Lender on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to intercompany debt; provided, that in the event that any Loan Party receives any payment of any intercompany debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to Lender.

10.18 NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE PARTIES HERETO FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY THE PARTIES COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS THE PARTIES MAY LATER AGREE IN WRITING.

10.19 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WORKHORSE GROUP INC. as Borrower

By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Chief Executive Officer

WORKHORSE TECHNOLOGIES INC., as a Guarantor
WORKHORSE PROPERTIES INC., as a Guarantor
HORSEFLY INC., as a Guarantor
STABLES & STALLS LLC, as a Guarantor
STABLES & STALLS REAL ESTATE I LLC, as a Guarantor
ROUTEHORSE LLC, as a Guarantor
OMAHA INTERMEDIATE, INC., as a Guarantor
OMAHA INTERMEDIATE 2, INC., as a Guarantor
WORKHORSE MOTOR WORKS INC., as a Guarantor
ESG LOGISTICS CORP., as a Guarantor

By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Authorized Signatory

MOTIV POWER SYSTEMS, INC., as a Guarantor

By:	/s/ Gary Magness
Name:	Gary Magness
Title:	Manager

MOTIVE GM HOLDINGS II LLC, as Lender

By:	/s/ Gary Magness
Name:	Gary Magness
Title:	Manager

[Signature Page to Credit Agreement (Customer Orders)]